Exhibit 3.19

CERTIFICATE OF MERGER

OF

NWQ INVESTMENT MANAGEMENT COMPANY, INC.

WITH AND INTO

INVESTMENT MANAGEMENT ACQUISITION COMPANY, LLC

UNDER SECTION 18-209 OF THE

LIMITED LIABILITY COMPANY ACT

OF THE STATE OF DELAWARE

Pursuant to Section 18-209 of the Limited Liability Company Act of the State of Delaware, Investment Management Acquisition Company, LLC, a Delaware limited liability company (“Parent”), hereby certifies the following information relating to the merger of NWQ Investment Management Company, Inc. (“Subsidiary”), a Massachusetts corporation, with and into Parent (the “Merger”):

FIRST: The names and states of formation of Subsidiary and Parent, which are the constituent entities in the Merger (the “Constituent Entities”) are:

Name	State of Organization

NWQ Investment Management Company, Inc.	Massachusetts

Investment Management Acquisition Company, LLC	Delaware

SECOND: The Agreement and Plan of Merger (the “Merger Agreement”), by and among Parent and Subsidiary, dated as of August 1, 2001, setting forth the terms and conditions of the Merger, has been approved and executed by both of the Constituent Entities.

THIRD: The name of the limited liability company surviving the Merger is “Investment Management Acquisition Company, LLC” (the “Surviving Company”).

FOURTH: This Certificate of Merger shall become effective upon its filing with the Secretary of State of the State of Delaware.

FIFTH: The executed Merger Agreement is on file at the office of the Surviving Corporation located at 2049 Century Park East, 4th Floor. Los Angeles, California, 90067.

SIXTH: A copy of the Merger Agreement will be furnished by the Surviving Company, on request and without cost, to anyone holding an interest in either of the Constituent Entities.

IN WITNESS WHEREOF, Investment Management Acquisition Company, LLC has caused this Certificate of Merger to be executed on the 1st day of August, 2002.

INVESTMENT MANAGEMENT ACQUISITION COMPANY, LLC

By:	/s/ Alan G. Berkshire
Name:	Alan G. Berkshire
Title:	President